As filed September 29, 2005                                 File No. 333-126310

--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM S-3/A
                               AMENDMENT NO. 3 TO
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            GALAXY ENERGY CORPORATION
                (Name of registrant as specified in its charter)

              COLORADO                                 98-0347827
      (State or jurisdiction of            (I.R.S. Employer Identification No.)
    incorporation or organization

                         1331 - 17TH STREET, SUITE 1050
                             DENVER, COLORADO 80202
                                 (303) 293-2300
         (Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

                            MARC E. BRUNER, PRESIDENT
                            GALAXY ENERGY CORPORATION
                         1331 - 17TH STREET, SUITE 1050
                             DENVER, COLORADO 80202
                                 (303) 293-2300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        Copies of all communications to:
                             FAY M. MATSUKAGE, ESQ.
                   DILL DILL CARR STONBRAKER & HUTCHINGS, P.C.
                          455 SHERMAN STREET, SUITE 300
                             DENVER, COLORADO 80203
                       (303) 777-3737; (303) 777-3823 FAX

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]___________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________


If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
                                                     PROPOSED MAXIMUM        PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF         AMOUNT TO BE       OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
SECURITIES TO BE REGISTERED       REGISTERED           UNIT (3)<F3>           PRICE (3)<F3>          REGISTRATION FEE
                               (1) <F1> (2)<F2>
---------------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par         18,492,367              $1.41                 $26,074,237             $3,068.94
value per share
---------------------------------------------------------------------------------------------------------------------
------------------

(1)<F1> Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers such additional number of shares of common stock that may become issuable as a result of any stock splits, stock dividends, or other similar transactions.

(2)<F2> Includes (i) 16,471,410 shares representing approximately 175% of the shares underlying the convertible notes, based on the number of shares that would be issuable on conversion assuming for such purposes a conversion price equal to $1.88, and (ii) 2,020,957 shares, representing 110% of the shares of common stock currently issuable upon exercise of warrants held by the stockholders. The registrant will file a new registration statement to cover the resale of any shares beyond the amounts included in this registration statement.

(3)<F3> Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the average of the bid and asked prices for such shares of common stock on June 27, 2005, as reported by the OTC Bulletin Board.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 Subject to Completion, Dated September 29, 2005



                            GALAXY ENERGY CORPORATION
                     UP TO 18,492,367 SHARES OF COMMON STOCK




         Unless the context otherwise requires, the terms "we", "our" and "us" refers to Galaxy Energy Corporation.


         This prospectus relates to the resale by selling stockholders of up to 18,492,367 shares of common stock. We will not receive any proceeds from sale of any of the shares offered by the selling stockholders. We will pay the expenses of registering these shares.



         Our common stock is traded on the OTC Bulletin Board under the symbol "GAXI.OB." On September 27, 2005, the closing bid price for our common stock was $1.44 per share.


         INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. A DETAILED EXPLANATION OF THESE RISKS IS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" OF THIS PROSPECTUS, BEGINNING ON PAGE 4.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal OFFENSE.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                               ____________, 2005

                                TABLE OF CONTENTS
                                                                            PAGE

PROSPECTUS SUMMARY.............................................................3
RISK FACTORS...................................................................4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................10
USE OF PROCEEDS...............................................................10
SELLING STOCKHOLDERS..........................................................10

PLAN OF DISTRIBUTION..........................................................12
LEGAL MATTERS.................................................................14
EXPERTS.......................................................................14
WHERE YOU CAN FIND MORE INFORMATION...........................................14
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...............................15

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. You should carefully read this entire prospectus and the financial statements contained in this prospectus before purchasing our securities.

GALAXY ENERGY CORPORATION

         We are in the business of oil and gas exploration and production and are currently acquiring and conducting exploration activities on coal bed methane ("CBM") and other unconventional and conventional natural gas properties in Wyoming, Colorado, Montana, Texas, and Europe in areas that offer attractive exploitation opportunities for natural gas. To date, we have focused our exploration efforts on CBM prospects in the Powder River Basin of Wyoming and Montana, where we had interests in 158 completed wells and 67 wells in various stages of completion as of August 3, 2005.

         We conduct exploration activities to locate natural gas and crude petroleum through two wholly-owned subsidiaries, Dolphin Energy Corporation and Pannonian International, Ltd. As we commence production of these products, they will be sold at the wellhead to purchasers in the immediate area where the products are produced.

         Our principal executive offices are located at 1331 - 17th Street, Suite 1050, Denver, Colorado 80202. Our telephone number is (303) 293-2300. Our website is located at WWW.GALAXYENERGY.COM. Information contained in our website is not part of this prospectus.

THE OFFERING


Securities offered................Up to 18,492,367 shares of common stock that are owned or may be acquired by selling
                                  stockholders.


Use of proceeds...................We will not receive any of the proceeds from the selling stockholders of shares of our common stock.

Securities outstanding............65,693,308 shares of common stock as of August
                                  31, 2005.

Plan of distribution..............The offering is made by the selling stockholders named in this prospectus, to the extent they sell shares. Sales may be made in the open market or in private negotiated transactions, at fixed or negotiated prices. See "Plan of Distribution."

Risk factors......................An investment is subject to a high degree of risk.  See "Risk Factors."

                                  RISK FACTORS

         Before deciding to invest in us or to maintain or increase your investment, you should carefully consider the risk factors described below, together with all other information in this prospectus and in our other filings with the Securities and Exchange Commission ("SEC"), before making an investment decision. If any of the following risks actually occurs, our business, financial conditions or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY AND HAVE GENERATED ONLY VERY LIMITED REVENUES. WE HAVE INCURRED SIGNIFICANT LOSSES AND WILL CONTINUE TO INCUR LOSSES FOR THE FORESEEABLE FUTURE.

         We are a development stage oil and gas company and have earned very limited production revenue. We have not yet generated any proved resources on any of our properties. Our principal activities have been raising capital through the sale of our securities and identifying and evaluating potential oil and gas properties.

         From inception to May 31, 2005, we have an accumulated deficit of $20,477,016. For the remainder of the current fiscal year, we do not expect our operations to generate sufficient cash flows to provide working capital for our ongoing overhead, the funding of our lease acquisitions, and the exploration and development of our properties. Without adequate financing, we may not be able to successfully develop any prospects that we have or acquire and we may not achieve profitability from operations in the near future or at all.

OUR SHORT-TERM CASH COMMITMENTS REQUIRES US TO SELL MORE DEBT AND/OR EQUITY SECURITIES AND/OR SELL OUR ASSETS, WHICH MAY BE DETRIMENTAL TO OUR SHAREHOLDERS.

         As of May 31, 2005, we have projected we will need approximately $6,500,000 for expenditures on our oil and gas properties and $8,439,000 for payments on our contractual obligations for the year ended November 30, 2005. To fund these expenditures and meet these obligations, we will need to raise additional funds by selling debt and/or equity securities, and selling assets or farm-outs or similar types of arrangements. Any financing obtained through the sale of our equity will likely result in substantial dilution to our shareholders. We have granted a security interest in our assets to the holders of our notes. If we are forced to sell assets to meet our operating and capital requirements, we may not realize the full market value of the assets and the sales price could be less than our carrying value of the assets.

THE LACK OF PRODUCTION AND ESTABLISHED RESERVES FOR OUR PROPERTIES IMPAIRS OUR ABILITY TO RAISE CAPITAL.

         As of May 31, 2005, we have established very limited production of natural gas from a limited number of wells, and have no properties for which reserves have been established, making it more difficult to raise the amount of capital needed to fully exploit the production potential of our properties. Therefore, we may have to raise capital on terms less favorable than we would desire. This may result in increased dilution to existing stockholders.

THE VOLATILITY OF NATURAL GAS AND OIL PRICES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         We are producing and selling oil and gas only on a limited basis at this time. However, the prices of natural gas and oil affect our business to the extent that such prices influence a decision to invest in our company. If the prices of natural gas and oil are low, investors may decide to invest in other industries.

TERMS OF SUBSEQUENT FINANCINGS MAY ADVERSELY IMPACT YOUR INVESTMENT.

         We may have to engage in common equity, debt, or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced by any type of financing we do. Interest on debt securities could increase costs and negatively impacts operating results, and investors in debt securities may negotiate for other consideration or terms which could have a negative impact on your investment. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital, and the terms of preferred stock could be more advantageous to those investors than to the holders of common stock. If we need to raise more equity capital from sale of common stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. In addition, any shares of common stock that we sell could be sold into the market and subsequent sales could adversely affect the market price of our stock.

         As an example of the foregoing, the purchasers of convertible notes issued in May 2005 negotiated a perpetual overriding royalty interest with respect to our existing domestic acreage averaging from 1% to 3%, depending upon the nature and location of the property, a right of first refusal with respect to future debt and/or equity financings, and a right to participate in any farm-out financing transactions that do not have operating obligations by the financing party as a material component. The grant of the overriding royalty interest reduces somewhat the value of the properties to us, thereby negatively impacting your investment. The existence of a right of first refusal to participate in future financings may place some limitation on our ability to negotiate the best possible terms for such financings or may deter others from offering financing to us. We did not grant these terms to purchasers of convertible notes issued in August and October 2004 and March 2005.

THE DEVELOPMENT OF OIL AND GAS PROPERTIES INVOLVES SUBSTANTIAL RISKS THAT MAY RESULT IN A TOTAL LOSS OF INVESTMENT.

         The business of exploring for and producing oil and gas involves a substantial risk of investment loss that even a combination of experience, knowledge, and careful evaluation may not be able to overcome. Drilling oil and gas wells involves the risk that the wells will be unproductive or that, although productive, the wells do not produce oil and/or gas in economic quantities. There is no way to predict in advance of drilling and testing whether any prospect encountering oil or gas will yield oil or gas in sufficient quantities to cover drilling or completion costs or to be economically viable. The seismic data, other technologies, and the study of producing fields in the area do not enable us to know conclusively prior to drilling that oil and gas will be present, or if present, if it is in commercial quantities. We cannot assure anyone that the analogies that we draw from available data from other wells, more fully explored prospects, or producing fields will be applicable to our drilling prospects.

         Other hazards, such as unusual or unexpected geological formations, pressures, fires, blowouts, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well. Adverse weather conditions can also hinder drilling operations.

DELAYS IN OBTAINING PERMITS FOR METHANE WELLS COULD IMPAIR OUR BUSINESS.

         Drilling coal bed methane wells requires obtaining permits from various governmental agencies. The ease of obtaining the necessary permits depends on the type of mineral ownership and the state in which the property is located. Intermittent delays in the permitting process can reasonably be expected throughout the development of any play. We may shift our exploration and development strategy as needed to accommodate the permitting process. As with all governmental permit processes, permits may not be issued in a timely fashion or in a form consistent with our plan of operations.

IF WE ARE NOT THE OPERATOR OF OUR WELLS, WE WILL HAVE LITTLE OR NO CONTROL OVER THE PROJECT.

         If we are not the operator of the wells in which we have an interest, we will have limited or no control over the project. More specifically, we will have limited or no control over the following:

             o   the timing of the drilling and recompleting of wells;
             o   the timing and amounts of production; and
             o   the development and operating costs.

In addition, if we should produce natural gas, we may experience possible negative gas balance conditions because the operator may sell to a purchaser other than ours, which may cause a delay in the sale of gas to our interests.

WE MAY INCUR LOSSES AS A RESULT OF TITLE DEFICIENCIES IN THE PROPERTIES IN WHICH WE INVEST.

         It is our practice in acquiring oil and gas leases or undivided interests in oil and gas leases not to undergo the expense of retaining lawyers to examine the title to the mineral interest to be placed under lease or already placed under lease. Rather, we will rely upon the judgment of oil and gas lease brokers or landsmen who perform the field work in examining records in the appropriate governmental office before attempting to place under lease a specific mineral interest. This practice is widely followed in the oil and gas industry. Prior to the drilling of an oil and gas well, however, it is the normal practice in the oil and gas industry for the person or company acting as the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed oil and gas well is to be drilled to ensure there are no obvious deficiencies in title to the well; however, neither we nor the person or company acting as operator of the well will obtain counsel to examine title to such spacing unit until the well is about to go into production. It frequently happens, as a result of such examinations, that certain curative work must be done to correct deficiencies in the marketability of the title, and such curative work entails expense. The work might include obtaining affidavits of heirship or causing an estate to be administered. It does happen, from time to time, that the examination made by the title lawyers reveals that the oil and gas lease or leases are worthless, having been purchased in error from a person who is not the owner of the mineral interest desired. In such instances, the amount paid for such oil and gas lease or leases is generally lost.

WE ARE SUBJECT TO ENVIRONMENTAL REGULATIONS THAT CAN ADVERSELY AFFECT THE TIMING AND COST OF OUR OPERATIONS.

In general, our exploration activities are subject to certain federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Since we have not yet commenced any drilling activities, compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges, and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. As of this date, we are unable to predict the ultimate cost of compliance.

WE ARE SUBJECT TO GOVERNMENTAL REGULATIONS THAT MAY ADVERSELY AFFECT THE COST OF OUR OPERATIONS.

         Oil and gas exploration, development and production are subject to various types of regulation by local, state and federal agencies. Legislation affecting the oil and gas industry is under constant review for amendment and expansion. Also, numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, affects our profitability. The possibility exists that laws and regulations enacted in the future will adversely affect the oil and gas industry. Such new legislation or regulations could drive up the cost of doing business to the point where our projects would not be economically feasible.

         Most states in which we own and operate properties have statutes, rules and regulations governing conservation matters including the unitization or pooling of oil and gas properties, establishment of maximum rates of production from oil and gas wells and the spacing of such wells.

OUR COMPETITORS MAY HAVE GREATER RESOURCES THAT COULD ENABLE THEM TO PAY A HIGHER PRICE FOR PROPERTIES.

         The oil and gas industry is intensely competitive and we compete with other companies which have greater resources. Many of such companies not only explore for and produce crude oil and natural gas but also carry on refining operations and market petroleum and other products on a worldwide basis. Such companies may be able to pay more for productive oil and natural gas properties and exploratory prospects, and to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties, to obtain funding and to consummate transactions in a highly competitive environment. There is also competition between the oil and gas industry and other industries with respect to the supply of energy and fuel to industrial, commercial and individual customers. At this stage of our development, we cannot predict if we will be able to effectively compete against such companies.

MARC A. BRUNER AND HIS AFFILIATES CONTROL A SIGNIFICANT PERCENTAGE OF OUR OUTSTANDING COMMON STOCK WHICH WILL ENABLE THEM TO CONTROL MANY SIGNIFICANT CORPORATE ACTIONS AND MAY PREVENT A CHANGE IN CONTROL THAT WOULD OTHERWISE BE BENEFICIAL TO OUR STOCKHOLDERS.

         Marc A. Bruner beneficially owned approximately 19.0% of our stock as of August 31, 2005. In addition, he is the father of our president, Marc E. Bruner. This control by Mr. Bruner could have a substantial impact on matters requiring the vote of the stockholders, including the election of our directors and most of our corporate actions. This control could delay, defer or prevent others from initiating a potential merger, takeover or other change in our control, even if these actions would benefit our stockholders and us. This control could adversely affect the voting and other rights of our other stockholders and could depress the market price of our common stock.

OUR FUTURE OPERATING RESULTS MAY FLUCTUATE AND CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS.

         Our limited operating history and the lack of production or reserve reports on our properties make it difficult to predict accurately our future operations. We expect that our operating results will fluctuate significantly from quarter to quarter, due to a variety of factors, many of which are beyond our control. If our operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline significantly. The factors that could cause our operating results to fluctuate include, but are not limited to:

      o   worldwide or regional demand for energy;
      o   domestic and foreign supply of natural gas and oil;
      o   weather conditions;
      o   domestic and foreign governmental regulations;
      o   political conditions in natural gas or oil producing regions;
      o   price and availability of alternative fuels;
      o   availability and cost of drilling equipment;
      o our ability to establish and maintain key relationships with lessors, drilling partners and drilling funds;
      o the amount and timing of operating costs and capital expenditures relating to maintaining our business, operations, and infrastructure; and
      o general economic conditions and economic conditions specific to the energy sector.

         These and other external factors have caused and may continue to cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock.

         In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us it could result in substantial costs and a diversion of our management's attention and resources, which could hurt our business.

OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION THAT MAY AFFECT THE LIQUIDITY FOR OUR COMMON STOCK.

         Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

OUR ISSUANCE OF THE CONVERTIBLE NOTES AND WARRANTS COULD SUBSTANTIALLY DILUTE THE INTERESTS OF SHAREHOLDERS.

         The $15.0 million in convertible notes we issued in August 2004 and the $5.0 million in convertible notes we issued in October 2004 are convertible by the holders into shares of our common stock at any time prior to their maturity in March 2007 at a conversion price of $1.87, subject to adjustments for stock splits, stock dividends, stock combinations, and other similar transactions. We issued $7.695 million in notes in March 2005 and $10.0 million in notes in May 2005 that are convertible at a price of $1.88 per share. The conversion prices of the convertible notes could be lowered, perhaps substantially, in a variety of circumstances, including:

      o our issuance of common stock below the convertible notes' conversion prices, either directly or in connection with the issuance of securities that are convertible into, or exercisable for, shares of our common stock;
      o our failure to comply with specific registration and listing obligations applicable to the common stock into which the convertible notes are convertible; and
      o our breaching other obligations to the holders of the convertible notes.

         In addition, we issued to the holders of convertible notes in August 2004 three-year warrants entitling the warrant holders to purchase an aggregate of 5,194,806 shares of our common stock at an exercise price of $1.54 per share. We also issued three-year warrants to the holders of convertible notes in March 2005 to purchase an aggregate of 1,637,235 shares of our common stock at an exercise price of $1.88 per share. Both the number of warrants and the exercise price are subject to adjustments that could make them further dilutive to our shareholders. In addition, the warrants issued in August 2004 and the notes issued in May 2005 provide for the issuance of additional warrants and under certain circumstances.

         Neither the convertible notes nor the warrants establish a "floor" that would limit reductions in the conversion price of the convertible notes or the exercise price of the warrants that may occur under certain circumstances. Correspondingly, there is no "ceiling" on the number of shares that may be issuable under certain circumstances under the anti-dilution adjustment in the convertible notes and warrants. We also issued to the "finders" of the August 2004 and May 2005 financing transactions five-year warrants to purchase 400,000 shares of our common stock at an exercise price of $1.54 per share and 200,000 shares at an exercise price of $1.88 per share. Accordingly, our issuance of the convertible notes and warrants could substantially dilute the interests of our shareholders.

OUR FAILURE TO SATISFY OUR REGISTRATION, LISTING, AND OTHER OBLIGATIONS WITH RESPECT TO THE COMMON STOCK UNDERLYING THE CONVERTIBLE NOTES AND THE WARRANTS COULD RESULT IN ADVERSE CONSEQUENCES, INCLUDING ACCELERATION OF THE CONVERTIBLE NOTES.

         We are required to maintain the effectiveness of the registration statement, of which this document forms a part, covering the resale of the common stock underlying the convertible notes and warrants, until the earlier of the date the underlying common stock may be resold pursuant to Rule 144(k) under the Securities Act of 1933 or the date on which the sale of all the underlying common stock is completed, subject to certain exceptions. We will be subject to various penalties for failing to meet our registration obligations and the related listing obligations for the underlying common stock, which include cash penalties and the forced redemption of the convertible notes at the greater of:

      o   125% of the principal amount, plus accrued interest; or
      o the number of shares of our common stock issuable upon conversion, multiplied by the weighted average price of our common stock on the trading day immediately preceding our registration or listing default.

WE ARE OBLIGATED TO MAKE SIGNIFICANT PERIODIC PAYMENTS OF PRINCIPAL AND INTEREST UNDER OUR CONVERTIBLE NOTES.

         We have a material amount of indebtedness outstanding under the convertible notes. We are required to make monthly principal payments of $833,333 and accrued interest under the terms of the August 2004 and October 2004 financings, as well as quarterly payments of accrued interest under the terms of the May 2005 financing. We may make the payments in stock, subject to meeting certain conditions. If we at any time default on our payment obligations the creditors will have all rights available under the instrument, including acceleration, termination, and enforcement of security interests. Such security interests cover all of our assets and those of our subsidiaries.

FUTURE EQUITY TRANSACTIONS, INCLUDING EXERCISE OF OPTIONS OR WARRANTS, COULD RESULT IN DILUTION.

         From time to time, we sell restricted stock, warrants, and convertible debt to investors in private placements. Because the stock is restricted, the stock is sold at a greater discount to market prices compared to a public stock offering, and the exercise price of the warrants sometimes is at or even lower than market prices. These transactions cause dilution to existing stockholders. Also, from time to time, options are issued to officers, directors, or employees, with exercise prices equal to market. Exercise of in-the-money options and warrants will result in dilution to existing stockholders. The amount of dilution will depend on the spread between the market and exercise price, and the number of shares involved.

TRADING IN OUR COMMON STOCK ON THE OTC BULLETIN BOARD MAY BE LIMITED THEREBY MAKING IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES OF OUR COMMON STOCK.

         Our common stock trades on the OTC Bulletin Board. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or NASDAQ, you may have difficulty reselling any of the shares that you purchase from the selling stockholders.

THE ISSUANCE OF SHARES UPON EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

         The issuance of shares upon exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may sell the full amount issuable on exercise. In addition, such shares would increase the number of shares in the "public float" and could depress the market price for our common stock.

OUR OFFICERS, DIRECTORS, AND ADVISORS ARE ENGAGED IN OTHER BUSINESSES WHICH MAY RESULT IN CONFLICTS OF INTEREST.

         Certain of our officers, directors, and advisors also serve as directors of other companies or have significant shareholdings in other companies. For example, Marc A. Bruner, our largest shareholder and chairman of our Advisory Committee, serves as the chairman of the board of Gasco Energy, Inc. and chairman of the board and president of Falcon Oil & Gas Ltd. ("Falcon"), and is involved with other natural resource companies. In addition,
C. Tony Lotito, a director, is also a director of Gasco Energy, Inc. and is involved with other natural resource companies. Marc A. Bruner is the father, and C. Tony Lotito is the stepfather, of our President, Marc E. Bruner. To the extent that such other companies participate in ventures in which we may participate, or compete for prospects or financial resources with us, these officers and directors will have a conflict of interest in negotiating and concluding terms relating to the extent of such participation. In the event that such a conflict of interest arises at a meeting of the board of directors, a director who has such a conflict must disclose the nature and extent of his interest to the board of directors and abstain from voting for or against the approval of such participation or such terms.

         In March 2005, we entered into an agreement to acquire an initial 58-1/3% working interest in 4,000 net undeveloped mineral acres in the Piceance Basin in Colorado. The sellers were not willing to enter into the agreement without having some agreement regarding the remaining 41-2/3% working interest in the subject properties. Since we had previously decided that our maximum commitment should not exceed that provided in the agreement, it was necessary to find a third party to take the remaining working interest. Marc A. Bruner was willing to provide a guaranteed payment to the sellers and enter into an agreement with the sellers to acquire a 16-1/3% working interest for such payment, with the option to acquire up to all of the then remaining 25% working interest in the subject properties by investing an additional sum. The members of our board of directors who did not have a conflict of interest unanimously approved this arrangement.

         In June 2005, we entered into a farm-out agreement with Falcon to evaluate the 21,538 gross acre concession held by our subsidiary in the Jiu Valley Coal Basin in Romania, which was issued to Pannonian by the Romanian government in October 2002. The terms of the farmout agreement were essentially the same as those that had been negotiated with a U.K. company, which is unaffiliated with and unrelated to either us, Falcon or any of the officers or principal shareholders thereof. After the U.K. company declined to proceed with the farmout, Falcon offered to accept the farmout on essentially the same terms. The members of our board of directors who did not have a conflict of interest unanimously approved the farmout agreement with Falcon.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes and incorporates by reference "forward-looking statements." All statements other than statements of historical facts included or incorporated by reference in this report, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") include, but are not limited to, our assumptions about energy markets, production levels, reserve levels, operating results, competitive conditions, technology, the availability of capital resources, capital expenditure obligations, the supply and demand for oil and natural gas, the price of oil and natural gas, currency exchange rates, the weather, inflation, the availability of goods and services, drilling risks, future processing volumes and pipeline throughput, general economic conditions (either internationally or nationally or in the jurisdictions in which we are doing business), legislative or regulatory changes (including changes in environmental regulation, environmental risks and liability under federal, state and foreign environmental laws and regulations), the securities or capital markets and other factors described in "Risk Factors" above and disclosed in our reports filed with the SEC. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or expectations or otherwise.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the selling stockholders of shares of our common stock. However, we may receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of warrants, if any, for general working capital purposes. The warrants contain a provision for cashless exercise. If that provision is utilized, we will not receive any proceeds.


                              SELLING STOCKHOLDERS


         This prospectus relates to the resale of 18,492,367 shares of common stock issuable upon conversion of or as interest on the convertible notes issued in March 2005 and May 2005, or upon exercise of the warrants issued in March 2005. We are registering the shares in order to permit the selling stockholders to offer the shares of common stock for resale from time to time. Except for the ownership of these convertible notes and the warrants, the selling stockholders have not had any material relationship with us within the past three years.









         The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by the selling stockholders. Certain of the selling stockholders own shares of common stock and/or securities convertible into and/or exercisable for shares of common stock, the resale of which has been registered in another registration statement. The second column lists the number of shares of common stock held, plus the number of shares of common stock, based on its ownership of all of the convertible notes and the warrants, that would have been issuable to the selling stockholders as of August 31, 2005, assuming conversion of all convertible notes plus accrued interest thereon as of such date and exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on conversions or exercise. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. We will file a new registration statement to cover the resale of any shares beyond the amounts included in this prospectus.



         In accordance with the terms of the registration rights agreement with the holders of the convertible notes and the warrants, this prospectus generally covers the resale of at least that number of shares of common stock equal to the sum of (1) 175% of the number of shares of common stock issuable upon conversion of the convertible notes, and (2) 110% of the number of shares of common stock issuable upon exercise of the warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

         Under the terms of the convertible notes and the warrants, the selling stockholders may not convert the convertible notes, or exercise the warrants, to the extent such conversion or exercise would cause the selling stockholder, together with its affiliates, to have acquired a number of shares of common stock which would exceed 4.99% of our then outstanding common stock, excluding for purposes of such determination shares of common stock issuable upon conversion of the convertible notes which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                                   NUMBER OF                            OWNERSHIP AFTER OFFERING
                                                    SHARES            SHARES
                                                BENEFICIALLY      REGISTERED FOR          NUMBER OF
  NAME OF SELLING STOCKHOLDER                OWNED (1)<F1>(2)<F2>  RESALE (2)<F2>           SHARES      PERCENT


HFTP Investment L.L.C (3)<F3>(4)<F4>                9,842,638        4,809,397                 0           0%
Gaia Offshore Master Fund, Ltd. (3)<F3>(4)<F4>      2,540,036        1,241,134                 0           0%
Caerus Fund Ltd. (3)<F3>(4)<F4>                       317,504          155,142                 0           0%
Leonardo, L.P. (5)<F5>                              1,831,924        3,102,837                 0           0%
Bank Sal. Oppenheim Jr. & Cie. (6)<F6>                817,507        1,223,138                 0           0%
Bost & Co. (7)<F7>                                    778,578        1,164,894                 0           0%
Capriccio Investments Inc. (8)<F8>                    778,578        1,164,894                 0           0%
Desmodio Management Inc. (9)<F9>                      778,578        1,164,894                 0           0%
Centrum Bank AG (10)<F10>                             739,649        1,106,649                 0           0%
Finter Bank Zurich (11)<F11>                          708,506        1,060,053                 0           0%
Julius Baer Fund Trading (12)<F12>                    533,326          797,952                 0           0%
Vanguard Capital Limited (13)<F13>                    856,435        1,281,383                 0           0%
Gary Shemano (3)<F3>(14)<F14>                         468,719          110,000                 0           0%
Michael Jacks (3)<F3>(14)<F14>                        385,401           55,000                 0           0%
Bill Corbett (3)<F3>(14)<F14>                         123,453           55,000                 0           0%


------------------

(1)<F1> The shares of common stock considered beneficially owned by each selling stockholder include that number of shares of our common stock that such selling stockholder could acquire by converting its convertible notes at the initial conversion price, taking into account accrued but unpaid interest as of August 31, 2005, and by exercising its warrants, if any.


(2)<F2> The selling stockholders may sell up to 18,492,367 shares of our common stock under this prospectus. The selling stockholders may convert the convertible notes into shares of our common stock at any time at their respective initial conversion prices, subject to certain adjustments. The initial conversion price of some of the notes is $1.87, while the initial conversion price of the other notes is $1.88. We may elect to satisfy our obligation to make payments under the convertible notes by requiring conversion of such payment into shares of our common stock. If such a conversion takes place, the conversion price, subject to certain anti-dilution adjustments, would be the lower of:
             o the initial conversion price of $1.87 or $1.88, as the case may be; or
             o 93% of the average of the weighted average trading price of our common stock on the trading day prior to conversion during the time period to which the installment relates.


         The number of shares registered is at least 110% of the shares of our common stock issuable on exercise of the warrants and 175% of the shares of our common stock underlying the convertible notes at $1.88.


(3)<F3> The selling stockholder owns shares of common stock and/or securities convertible into and/or exercisable for shares of common stock, the resale of which has been registered in another registration statement. "Ownership After Offering" assumes that all of the shares covered in the other registration statement will be sold.


                                       11


(4)<F4> Promethean Asset Management, LLC, a New York limited liability company ("Promethean"), serves as investment manager to HFTP Investment L.L.C. ("HFTP"), Gaia Offshore Master Fund, Ltd. ("Gaia"), and Caerus Fund Ltd. ("Caerus") and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP, Gaia, and Caerus. The ownership information for each of these three selling stockholders does not include the ownership information for the others. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP, Gaia, and Caerus and each of HFTP, Gaia, and Caerus disclaims beneficial ownership of the shares beneficially owned by the others. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean, HFTP, Gaia, and Caerus.



(5)<F5> Leonardo Capital Management, Inc.("LCMI") is the sole general partner of Leonardo, L.P. Angelo, Gordon & Co., L.P. ("Angelo, Gordon") is the sole director of LCMI. John M. Angelo and Michael L. Gordon are the principal executive officers of Angelo, Gordon & Co., L.P. Each of Angelo, Gordon & Co., L.P. and Messrs. Angelo and Gordon disclaim beneficial ownership of the shares held by Leonardo, L.P.

(6)<F6> Bank Sal. Oppenheim jr. & Cie. is an independent subsidiary of Privatbank Sal. Oppenheim jr. & Cie. KgaA of Cologne, Germany, an international financial institution registered with the German Federal Financial Supervisory Authority.

(7)<F7>  Carlo Civelli is the beneficial owner of these shares.

(8)<F8>  Daniel Eigenmann is the beneficial owner of these shares.

(9)<F9>  Peter Schaub is the beneficial owner of these shares.

(10)<F10>Centrum Bank AG, Liechtenstein is the beneficial owner of these shares.

(11)<F11>Finter Bank Zurich, Switzerland is the beneficial owner of these shares.

(12)<F12>Julius Baer Fund Trading, Switzerland is the beneficial owner of these shares.

(13)<F13>Nicolas Mathys is the beneficial owner of these shares.


(14)<F14>These selling stockholders are affiliates of registered broker-dealers and received their warrants as compensation for investment banking services. At the time of the acquisition of the warrants, they did not have any arrangements or understandings with any person to distribute the securities.


                              PLAN OF DISTRIBUTION

         We are registering the resale of shares of common stock held by selling stockholders, and shares of common stock issuable upon conversion of the convertible notes and upon exercise of the warrants to permit the resale of the shares of common stock by the holders of the convertible notes and the warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

         The selling stockholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

         (1) on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,
         (2)   in the over-the-counter market,
         (3) in transactions otherwise than on these exchanges or systems or in the over-the-counter market,
         (4) through the writing of options, whether such options are listed on an options exchange or otherwise, or
         (5)   through the settlement of short sales.

         If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

         The selling stockholders may pledge or grant a security interest in some or all of the convertible notes, warrants, or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to the prospectus. The selling stockholders also may transfer or donate the shares of common stock in other circumstances, in which case the transferees, donees or other successors in interest will be the selling beneficial owners for purposes of the prospectus.

         The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.


         Each of HFTP Investment L.L.C., Gaia Offshore Master Fund, Ltd., Caerus Fund Ltd., and Leonardo, L.P. has advised us that it purchased the convertible notes in the ordinary course of its business and at the time such selling stockholder purchased the convertible notes it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.


         Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

         The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

         We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement estimated to be $25,000 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. In connection with sales made pursuant to this prospectus, we will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, or the selling stockholders will be entitled to contribution, in accordance with the registration rights agreement. We will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholders for use in this prospectus, or we will be entitled to contribution, in accordance with the registration rights agreement.

         Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.


                                  LEGAL MATTERS

         Dill Dill Carr Stonbraker & Hutchings, P.C., Denver, Colorado, has given an opinion on the validity of the securities.


                                     EXPERTS

         The financial statements as of and for the year ended November 30, 2004 incorporated by reference in this prospectus and registration statement have been audited by Hein & Associates LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report also incorporated by reference, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

         The financial statements as of and for the year ended November 30, 2003 incorporated by reference in this prospectus and registration statement have been audited by Wheeler Wasoff, P.C., an independent registered public accounting firm, to the extent and for the periods indicated in their report also incorporated by reference, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the reporting and other requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file or furnish reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Reports, proxy and information statements and other information about us that we file or furnish electronically with the SEC are available at the SEC's website at www.sec.gov or at our website at www.galaxyenergy.com.

         The information in this prospectus itself may not contain all the information that may be important to your decision whether to invest in the common stock. You should read the entire prospectus, including the documents incorporated by reference into the prospectus (as well as the exhibits to those documents), before making an investment decision.

         Any statement contained in any document included herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents we will file with the SEC in the future. We hereby incorporate by reference the following documents into this prospectus:

       o our amended Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended November 30, 2004, filed with the SEC on March 17, 2005;
       o our Quarterly Reports on Form 10-Q for the quarters ended February 28, 2005 (filed April 14, 2005) and May 31, 2005 (filed July 15,
            2005);
       o    our Current Reports on Form 8-K dated April 4, 2005 (filed April 4,
            2005), May 31, 2005 (filed June 1, 2005), June 15, 2005 (filed June
            15, 2005), and July 26, 2005 (filed July 29, 2005) and on Form 8-K/A dated March 1, 2005 (Amendment Nos. 1, 2 and 3 filed March 21, 2005, May 26, 2005 and June 2, 2005, respectively) and May 31, 2005 (Amendment No. 1 filed June 2, 2005); and
      o the description of our common stock contained in our registration statement on Form 10SB12G/A filed with the SEC on March 2, 2001, and all amendments and reports filed by us to update that description.

         Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the termination or completion of this offering shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

         Upon written or oral request, we will provide you without charge, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents. Please send requests to Galaxy Energy Corporation,
Attn: Investor Relations, 1331 - 17th Street, Suite 1050, Denver, Colorado 80202, or call (303) 293-2300.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses to be paid by the registrant in connection with the securities being registered are as follows:

         Securities and Exchange Commission filing fee........$     3,069
         Accounting fees and expenses.........................      5,000
         Blue sky fees and expenses...........................      1,000
         Legal fees and expenses..............................     10,000
         Transfer agent fees and expenses.....................      1,000
         Printing expenses....................................      2,000
         Miscellaneous expenses...............................      2,931
                                                              --------------

         Total................................................$    25,000
                                                              ==============

         All amounts are estimates except the SEC filing fee. The Selling Stockholders will be bearing the cost of its own brokerage fees and commissions and its own legal and accounting fees.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under the Colorado Business Corporation Act, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The registrant's Bylaws (Exhibit 3.2 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Colorado law.


ITEM 16. EXHIBITS

--------------------------------------------------------------------------------
REGULATION S-K
    NUMBER                               EXHIBIT
--------------------------------------------------------------------------------
     2.1 Agreement and Plan of Reorganization dated as of November 1, 2002 by and among Galaxy Investments, Inc., Dolphin Acquisition Corporation and Dolphin Energy Corporation (1)
--------------------------------------------------------------------------------
     2.2 Share Exchange Agreement by and between Galaxy Investments, Inc. and Pannonian International, Ltd. (2)
--------------------------------------------------------------------------------
     5.1         Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C. (3)
--------------------------------------------------------------------------------
    23.1         Consent of Dill Dill Carr Stonbraker & Hutchings, P.C.
                 Reference is made to Exhibit 5.1
--------------------------------------------------------------------------------
    23.2         Consent of Wheeler Wasoff, P.C.
--------------------------------------------------------------------------------
    23.3         Consent of Hein & Associates LLP
--------------------------------------------------------------------------------
-----------------
(1) Incorporated by reference to the exhibits to the registrant's current report on Form 8-K dated November 13, 2002, filed December 6, 2002, file number 0-32237.

(2) Incorporated by reference to the exhibits to the registrant's current report on Form 8-K dated May 7, 2003, filed May 13, 2003, file number 0-32237.

(3) Filed previously with the initial filing of the Registration Statement on Form S-3, File No. 333-126310, on June 30, 2005.

ITEM 17. UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  PROVIDED, HOWEVER, That paragraphs (a)1(i) and (a)1(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on September 28, 2005.

                                      GALAXY ENERGY CORPORATION


                                      By:  /s/ MARC E. BRUNER
                                         ---------------------------------------
                                                 Marc E. Bruner, President


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

SIGNATURE                                TITLE                                          DATE


                                         President and Director (Principal Executive
/s/ MARC E. BRUNER                       Officer)                                       September 28, 2005
------------------------------------
Marc E. Bruner
                                         Senior Vice President, Chief Financial
                                         Officer, Secretary, and Treasurer (Principal
/s/ CHRISTOPHER S. HARDESTY              Financial Officer)                             September 28, 2005
------------------------------------
Christopher S. Hardesty

                                         Vice President - Administration and
/s/ RICHARD E. KURTENBACH                Controller (Principal Accounting Officer)      September 28, 2005
------------------------------------
Richard E. Kurtenbach


/s/ CARMEN J. LOTITO                     Director                                       September 28, 2005
------------------------------------
Carmen J. Lotito


/s/ NATHAN C. COLLINS                    Director                                       September 28, 2005
------------------------------------
Nathan C. Collins


/s/ DR. JAMES M. EDWARDS                 Director                                       September 28, 2005
------------------------------------
Dr. James M. Edwards


/s/ ROBERT THOMAS FETTERS, JR.           Director                                       September 28, 2005
------------------------------------
Robert Thomas Fetters, Jr.


/s/ CECIL D. GRITZ                       Director                                       September 28, 2005
------------------------------------
Cecil D. Gritz


                                         Director
------------------------------------
Thomas W. Rollins
